Exhibit 10.4

BROADRIDGE FINANCIAL SOLUTIONS, INC.
2018 OMNIBUS AWARD PLAN
RESTRICTED STOCK UNIT GRANT AWARD AGREEMENT
FOR U.S. CORPORATE OFFICERS
(Time Based)

On [GRANT DATE], BROADRIDGE FINANCIAL SOLUTIONS, INC. (“Broadridge” or the “Company”) granted to [FULL NAME] (the “Participant”) pursuant to the Broadridge 2018 Omnibus Award Plan (the “Plan”), an Award of Restricted Stock Units (“Units”) of the Company, by action of the Compensation Committee of the Board of Directors of the Company, subject to the terms and conditions of this Restricted Stock Unit Grant Award Agreement (the “Award Agreement”). Capitalized terms in this Award Agreement that are not otherwise defined shall have the same meaning as set forth in the Plan.

1.Date of Grant. The Date of Grant of the Award is [GRANT DATE].

2.Number of Units. The number of Units granted is [NUMBER OF UNITS]. The number of Units granted is equal to the number shown on the Participant’s Online Grant Acceptance page which is accessed through the Morgan Stanley StockPlan Connect website.

3.Vesting. Subject to the terms and conditions herein, the Units herein granted shall vest as follows, provided (except as specifically provided below) that the Participant is continuously employed by the Company or any of its Affiliates through the applicable vesting date:

(a)Except as otherwise set forth in Section 3(b), (c), (d) or (e) below, the Units shall vest in full on [VESTING DATE].

(b)The Units shall vest in full upon the Participant experiencing a Termination of Employment due to his or her death or Disability. For purposes of this Award Agreement, “Disability” shall mean qualification for long-term disability benefits under the long-term disability plan or policy, as it may be amended from time to time, of the Company or, if different, the Affiliate which employs the Participant (the "Employer"), regardless of whether the Participant is covered by such policy. If the Company or the Employer does not have a long-term disability policy, “Disability” means that a Participant is unable to carry out the responsibilities and functions of the position held by the Participant by reason of any medically determined physical or mental impairment for a period of not less than one hundred and eighty (180) consecutive days. A Participant shall not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Company in its discretion.

(c)If the Participant experiences a Termination of Employment due to his or her Retirement (as defined below) during the period commencing on the Date of Grant and ending on [VESTING DATE] (the “Vesting Period”) which is not also covered by Section 3(e) below, the Units shall be prorated based on the portion of the Vesting Period completed as of the date of Termination of Employment, rounded to the nearest full month of the Vesting Period, and shall vest on a prorated basis on [VESTING DATE].

For purposes of this Award Agreement, “Retirement” is defined as: (i) Termination of Employment for any reason other than Cause if the Participant is age 65 and over, and (ii) involuntary Termination of Employment without Cause that is not followed by an immediate re-hire by the Company or any of its Affiliates if the Participant is age 60 and over. If the Participant incurs a voluntary Termination of Employment between ages 60 and 64, he or she will not be eligible for these retirement provisions.

For purposes of this Award Agreement, “Cause” shall mean: (1) the Participant is convicted of, or pleads nolo contendere to, a felony; (2) willful misconduct by the Participant resulting in material harm to the

Company or any of its Affiliates; (3) the Participant commits an act constituting fraud, embezzlement, theft, or dishonesty against the Company or an Affiliate resulting in material harm to the Company or any of its Affiliates; (4) continuing failure by the Participant to perform his or her duties after written notice thereof from the Company or an Affiliate; or (5) material breach by the Participant of any term of any confidentiality, non-solicitation and/or non-competition agreements with the Company or an Affiliate.

(d)If the Participant experiences a Termination of Employment due to the termination of his or her employment without Cause, and not due to the Participant’s Retirement or as described in Section 3(e) below, in each case, that is not followed by an immediate re-hire by the Company or any of its Affiliates, the Units shall continue to vest during the Severance Period, provided the Participant executes a Release and Restrictive Covenant Agreement in a form as attached to the Officer Severance Plan, as amended (the “Release”) within 50 days of the date of Termination of Employment. If the Participant subsequently breaches any of the terms of the Release, the Participant shall forfeit any unvested or vested Units that are outstanding at the time the Participant is determined to have violated the terms of the Release.

For purposes of this Award Agreement, the Participant’s “Severance Period” shall mean the period commencing with the Participant’s Termination of Employment and ending eighteen months after his or her Termination of Employment.

(e)If a Change in Control (as defined in the Plan) occurs and, within two years thereafter, the Participant experiences a Termination of Employment without Cause or by the Participant for Good Reason that is not followed by an immediate re-hire by the Company or any of its Affiliates, then the Units will vest in full at the time of such Termination of Employment. For purposes hereof, “Good Reason” means the occurrence of any of the following after a Change in Control without the Participant’s written consent: (i) material diminution with respect to the Participant’s position, duties, responsibilities, or authority as of the date immediately prior to the Change in Control; (ii) a material reduction in the Participant’s aggregate compensation and benefits; (iii) a failure of any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) of the Company to assume in writing the obligations hereunder; or (iv) a change in the location of the Participant’s primary worksite by more than fifty (50) miles from the location immediately prior to the Change in Control. A termination for Good Reason shall mean a termination by the Participant effected by written notice given by the Participant to the Employer within 30 days after the occurrence of the Good Reason event, unless the Employer shall, within 15 days after receiving such notice, take such action as is necessary to fully remedy such Good Reason event in which case the Good Reason event shall be deemed to have not occurred.

In the event the Participant experiences a Termination of Employment due to Retirement or Termination of Employment without Cause that is not followed by an immediate re-hire by the Company or any of its Affiliates, notwithstanding Sections 3(c) and (d), if the Termination of Employment meets the requirements of this Section 3(e), then the Units will vest as set forth in Section 3(e).

The Participant hereby acknowledges and agrees that this Section 3(e) shall apply to the Units in lieu of Section 1.2 of the Company’s Change in Control Severance Plan For Corporate Officers, and Section 1.2 of the Company’s Change in Control Severance Plan For Corporate Officers shall have no application with respect to the Units.

(f)Except as provided in Section 3(c) or 3(d) above, no Units shall vest on or following the Participant’s Termination of Employment and any Units that are unvested immediately following Termination of Employment will be forfeited.

(g) Fractional Units will be rounded down to the nearest whole number Unit.

4.Delivery of Stock. Subject to the terms and conditions herein, when the Units vest, the Company shall issue and deliver, through an uncertificated book entry or similar method pursuant to Section 14 herein, to the Participant a number of shares of the Company’s common stock, par value $0.01 per share (“Stock”) without restrictions equal to the aggregate number of vested Units credited to the Participant. These shares will be registered in the name of the Participant for such Stock and subject to applicable tax withholding.

5.Purchase Price. The full price for each of the shares issued upon vesting pursuant to the Units granted herein shall be $0.00.

6.No Stockholder Rights. The Participant will have no rights as a stockholder with regard to the Units prior to vesting and will have no rights to dividends or Dividend Equivalents with regard to the Units.

7.Non-Transferability. The Units herein granted are non-assignable and non-transferable, other than by will or by the laws of descent and distribution, and during the Participant’s lifetime shall be owned only by the Participant unless and until the restrictions on the Units lapse. Notwithstanding the foregoing, the Compensation Committee may, in its sole discretion, permit the transfer of the Units to the extent such transfer is allowed under the Plan.

8.Adjustment. The Units shall be subject to adjustment to the extent provided in Section 13 of the Plan.

9.Restrictive Covenants. The Units granted hereunder shall be immediately forfeited and all rights hereunder shall be cancelled immediately unless (i) the Participant had accepted and delivered to the Company in connection with previous Unit grants a restrictive covenant substantially in the form enclosed with this Award Agreement, or (ii) the Participant accepts and delivers the restrictive covenant enclosed herewith within six months of the Date of Grant of the Units set forth above and returns one to Broadridge Financial Solutions, Inc., 5 Dakota Drive, Suite 300, Lake Success, New York 11042, United States of America, Attention: Compensation Department. If the Company does not receive confirmation of acceptance of the restrictive covenant within such six-month period, this grant shall be canceled and forfeited in its entirety.

10.Plan Controls. This Award Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Compensation Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. By accepting this Award Agreement, the Participant acknowledges having received or otherwise having been given access to, and read a copy of the Plan and agrees to comply with it, this Award Agreement and all applicable laws and regulations. If and to the extent that this Award Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Award Agreement shall be deemed to be modified accordingly. Subject to Section 9 above and Section 17 below, this Award Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior agreements between the Company and the Participant with respect to the subject matter hereof.

11.No Guarantee of Employment. This Award Agreement is not an agreement of employment or other service. The grant of the Units does not guarantee that the Employer will employ the Participant for any specific time period, nor does it modify in any respect the Employer’s right to terminate or modify the Participant’s employment or compensation at any time.

12.Withholding. Upon vesting of the Units, a number of shares of Stock issuable under this Award Agreement, valued as of the date of the applicable tax withholding obligation, shall be automatically withheld from the shares of Stock otherwise deliverable to the Participant in an amount equal to the applicable withholding amount. Notwithstanding the foregoing, if such withholding method is not permissible under applicable laws or subject to adverse accounting consequences, pursuant to such procedures as the Compensation Committee may establish from time to time, the Company may withhold, or shall require payment by or on behalf of the Participant of, the applicable tax withholding amount by any other method the Compensation Committee deems acceptable and in accordance with the Plan.

13.Data Privacy

(i)Data Collection and Usage. The Company and the Employer collects, processes and uses certain personal information about the Participant, and persons closely associated with the Participant, including, but not limited to, the Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the legitimate purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is the Participant’s consent. Where required under applicable law, Data may also be disclosed to certain securities or other regulatory authorities where the Company’s securities are listed or traded or regulatory filings are made.
(ii)Stock Plan Administration Service Providers. The Company transfers Data to Morgan Stanley Smith Barney LLC, an independent service provider, which is assisting the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Data with such other provider serving in a similar manner. The Participant may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan.
(iii)International Data Transfers. The Company and its service providers are based in the United States. The Participant’s country or jurisdiction may have different data privacy laws and protections than the United States. For example, the European Commission has issued a limited adequacy finding with respect to the United States that applies only to the extent companies register for the EU-U.S. Privacy Shield program, which is open to companies subject to Federal Trade Commission jurisdiction and in which the Company currently does not participate with respect to employee data. The Company’s legal basis, where required, for the transfer of Data is the Participant’s consent.
(iv)Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws.
(v)Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant this Award or other awards to the Participant or administer or maintain such awards.
(vi)Declaration of Consent. By accepting the Units and indicating consent via the Company’s online acceptance procedure, the Participant is declaring that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned above, including recipients located in countries which do not adduce an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described above.

(vii)Alternative Basis for Data Processing and Transfer. The Participant understands that the Company may rely on a different legal basis for the processing or transfer of Data in the future and/or request that the Participant provide another data privacy consent form. If applicable and upon request of the Company, the Participant agrees to provide an executed acknowledgement or data privacy consent form to the Employer or the Company (or any other acknowledgements, agreements or consents that may be required by the Employer or the Company) that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in the Participant’s country, either now or in the future. The Participant understands that he or she will not be able to participate in the Plan if he or she fails to execute any such acknowledgement, agreement or consent requested by the Company and/or the Employer.
14.Uncertificated Book Entry. Notwithstanding anything else herein, to the extent permitted under applicable federal, state or local law, the Company may issue the shares of Stock pursuant to the Units in the form of uncertificated shares. Such uncertificated shares of Stock shall be credited to a book entry account maintained by the Company (or its designee) on behalf of the Participant.

15.Section 409A. Although the Company does not guarantee to the Participant any particular tax treatment relating to the Units, the Units provided hereunder are intended to comply with the applicable requirements of Section 409A of the Code, to the extent subject thereto, and shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code. To the extent the Units constitute deferred compensation subject to the requirements of Section 409A of the Code, and to the extent the Units are vested on the Participant’s Termination of Employment in accordance with Sections 3(b), (c), (d) or (e) above, if on the date of the Participant’s “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code, the Participant is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code, the delivery of the shares of Stock subject to the Units shall, to the extent required to be delayed pursuant to Section 409A(a)(2)(B) of the Code, be made on the date that is six months following such date or, if earlier, the date of the Participant’s death. Notwithstanding any provision of this Award Agreement to the contrary, for purposes of any provision of this Award Agreement providing for distribution of shares of Stock upon a Termination of Employment that is considered deferred compensation under Section 409A, references to the Participant’s Termination of Employment (and corollary terms) with the Company shall be construed to refer to the Participant’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company.

16.Governing Law; Amendment; Venue. It is understood and agreed that these Units have been granted pursuant to the Plan which shall be governed by, and construed in accordance with, the laws of the State of Delaware. The Compensation Committee may amend, suspend or terminate this Award Agreement subject to and in accordance with the terms of the Plan. For purposes of litigating any dispute concerning the grant of the Units or the Award Agreement, the Participant and the Company agree and consent to the exclusive jurisdiction of the State of New York, and agree that such litigation shall be conducted exclusively in the courts of Nassau County, New York, or the federal courts for the United States for the Eastern District of New York, where this grant is made and/or to be performed.

17.Clawback. To the extent that the vesting of any Units was based on the achievement of financial results that were subsequently restated due to material noncompliance with financial reporting requirements by the Company or an Affiliate and a reduced portion of the Units would have vested based upon the restated financial results, the Participant will forfeit and return to the Company the portion of the Units or number of shares of Stock received in excess of the number of Units that would have vested based on the restated financial results (or if the Participant has disposed of such shares of Stock received pursuant to the Units, the Participant will return cash to the Company in an amount equal to the value of such number of excess shares of Stock on the date of disposition). As a condition to the grant of these Units, the Participant agrees that he or she will be subject to, and comply with the terms of, the Company's Clawback Policy as in effect from time to time as it applies to any compensation, including equity awards, bonus and other incentive awards.

18.Severability. Whenever feasible, each provision of this Award Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Award Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Award Agreement.

19.Successors and Assigns. Except as otherwise provided herein, this Award Agreement will bind and inure to the benefit of the respective successors and permitted assigns and heirs and legal representatives of the parties hereto whether so expressed or not.

20.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Units and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

21.Compliance with Laws and Regulations. Notwithstanding any other provisions of the Plan or this Award Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the shares of Stock, the Participant understands that the Company will not be obligated to issue any shares of Stock pursuant to the Units if the issuance of such shares of Stock shall constitute a violation by the Participant or the Company of any provision of law or regulation of any governmental authority. Further, the Company may amend, suspend or terminate the Plan and the Award Agreement subject to and in accordance with the terms of the Plan, including but not limited to, the unilateral authority to amend the Plan and the Award Agreement without the Participant's consent to the extent necessary to comply with securities or other laws applicable to the Units or the issuance of shares of Stock. Any determination by the Company in this regard shall be final, binding and conclusive.

22.Waivers. The Participant acknowledges that a waiver by the Company of breach of any provision of the Award Agreement shall not operate or be construed as a waiver of any other provision of the Award Agreement, or of any subsequent breach by the Participant or any other Participant.

23.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

24.Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that, depending on his or her country, the broker’s country, or the country in which the shares of Stock are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to directly or indirectly, accept, acquire, sell, or attempt to sell or otherwise dispose of shares of Stock, rights to shares of Stock (e.g., Units), or rights linked to the value of shares of Stock during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws and/or regulations in the applicable jurisdictions or the Participant’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant places before possessing the insider information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant acknowledges that it is his or her responsibility to comply with any applicable restrictions, and the Participant is advised to speak to his or her personal advisor on this matter.

By: _______________________________________
               Adam D. Amsterdam
               Corporate Vice President/General Counsel

Date: [GRANT DATE]

[GRANT DATE]

Restrictive Covenant

        In my position(s) with Broadridge Financial Solutions, Inc., its subsidiaries and affiliates (collectively “Broadridge”), I participate in policy decisions and have access to Broadridge's confidential information and trade secrets. I enjoy substantial compensation and benefits from Broadridge and am participating substantially in its 2018 Omnibus Award Plan. Since it is in Broadridge’s best interests that all employees in executive positions execute restrictive covenants (this “Agreement”), I agree as follows:

1.During the period that I am a Broadridge employee and ending [______] months after the date I cease to be a Broadridge employee for any reason whatsoever (the “Non-Competition Period”), I will not, provided that I have been a Broadridge employee for at least six months, directly or indirectly, become or be interested in, employed by, or associated with in any capacity, any person, corporation, partnership or other entity whatsoever (a “Person”) engaged in any aspect of Broadridge’s businesses or businesses Broadridge has formal plans to enter on the date I cease to be a Broadridge employee (the “Termination Date”), in a capacity which is the same or similar to any capacity in which I was involved during the last two years of my employment by Broadridge. The restrictions set forth in this paragraph 1 shall apply only to Broadridge businesses existing at the time my employment terminates and businesses that Broadridge has formal plans to enter with which I was involved. After the Termination Date, however, nothing shall prevent me from owning, as an inactive investor, securities of any competitor of Broadridge which is listed on a national securities exchange. Furthermore, after the Termination Date, I may become employed in a separate, autonomous division of a corporation provided such division is not a competitor of Broadridge.

2.During and after my employment by Broadridge, I will not use, or disclose to any Person any confidential information, trade secrets and proprietary information of Broadridge, its vendors, licensors, marketing partners or clients, learned by me during my employment and/or any of the names and addresses of clients of Broadridge. I acknowledge that I am prohibited from taking any confidential, proprietary or other materials or property of Broadridge with me upon termination of my employment. Upon termination of my employment, I shall return all Broadridge materials (including, without limitation, all memoranda and notes containing the names, addresses and/or needs of Broadridge clients and bona fide prospective clients) in my possession or over which I exercise control, regardless of whether such materials were prepared by Broadridge, me or a third party.

3.During the Non-Competition Period, I shall not, on my behalf or on behalf of any other Person, directly or indirectly, solicit, contact, call upon, communicate with or attempt to communicate with any Person which was a client or a bona fide prospective client of Broadridge before the Termination Date to sell, license or lease any software or service competitive or potentially competitive with any software or services sold, licensed, leased, provided or under development by Broadridge during the two-year period prior to the Termination Date, provided that the restrictions set forth in this paragraph 3 shall only apply to clients or bona fide prospective clients of businesses of Broadridge with which I was involved.

4.During the Non-Competition Period, I will not, directly or indirectly, hire, contract with, solicit, or encourage to leave Broadridge’s employ any Broadridge employee, and I will not hire or contract with any former Broadridge employee within one year after the date such person ceases to be a Broadridge employee.

5.During my employment by Broadridge, I shall not accept any position (unless such position is to commence after my employment ceases), compensation, reimbursement or funds, or their equivalent, from any Person engaged in any business in which Broadridge is engaged.

6.A violation of the foregoing covenants not to compete, not to disclose, not to solicit and not to hire will cause irreparable injury to Broadridge. Broadridge shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to an injunction enjoining and restraining me from performing, and continuing in the performance of, any such violation.

7. I understand and acknowledge that Broadridge shall have the sole and exclusive rights to anything relating to its actual or prospective business which I conceive or work on, either in whole or in part, while employed by Broadridge and that all such work product may be the property of Broadridge as “works for hire” under federal copyright law and may also constitute Broadridge confidential and proprietary information. Accordingly, I:

(a)will promptly and fully disclose all such items to Broadridge and will not disclose such items to any other person or entity without Broadridge’s prior consent;
(b)will maintain on Broadridge’s behalf and surrender to Broadridge upon termination of my employment appropriate written records regarding all such items;
(c)will, but without personal expense, fully cooperate with Broadridge, execute all papers and perform all acts requested by Broadridge to establish, confirm or protect its exclusive rights in such items or to enable it to transfer legal title to such items, together with any patents that may be issued;
(d)will, but without personal expense, provide such information and true testimony as Broadridge may request regarding such items including, without limitation, items which I neither conceived nor worked on but regarding which I have knowledge because of my employment with Broadridge;
(e)hereby assign to Broadridge, its successors and assigns, exclusive right, title and interest in and to all such items, including any patents which have been or may be issued; and
(f)state that only such items in which I personally hold or claim an interest and which are not subject to this Agreement are listed on the Ownership Schedule attached hereto. The absence of an Ownership Schedule means that no such items exist.

1.I understand that nothing in this Agreement shall prohibit or restrict me, without notice to or authorization from Broadridge, from:  (a) initiating communications with the U.S. Securities and Exchange Commission (“SEC”) or any other administrative or regulatory (including self-regulatory) agency or authority (“Agencies”) about Broadridge that relate to possible violation of any laws or regulations; or (b) providing to the SEC or other Agencies, voluntarily or otherwise, confidential information about Broadridge that relates to possible violation of any laws or regulations. I further understand that nothing in this Agreement limits or restricts my ability to receive a payment pursuant to any whistleblower incentive award program administered by the SEC or other Agencies.

2.I acknowledge that I have been hereby notified in accordance with the Defend Trade Secrets Act of 2016 that I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. I have been further notified that if I file a lawsuit for retaliation for reporting a suspected violation of law, I may disclose Broadridge's trade secrets to my attorney and use the trade secret information in the court proceeding if I: (a) file any document containing the trade secret under seal; and (b) do not disclose the trade secret, except pursuant to court order.

3.My obligations under this Agreement shall be binding upon me regardless of which office(s) of Broadridge I am employed at or position(s) I hold and shall inure to the benefit of any successors or assigns of Broadridge. This Agreement supplements and does not supersede any prior agreement(s) on the subject matter addressed herein.
y provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. I acknowledge that the terms of this Agreement are reasonable and that I have had a reasonable opportunity to consult with an attorney before agreeing to the terms of this Agreement. For the avoidance of doubt, I agree that in the event that any court of competent jurisdiction should hold that the duration, area or other scope or other term of a restriction set forth in this Agreement is unreasonable or unenforceable under circumstances now or hereafter existing, the maximum duration, area and scope of restriction and other term reasonable under the circumstances shall be substituted.

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